UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2022

Talos Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38497	82-3532642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 3300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 328-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	TALO	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Certain funds and other alternative investment vehicles managed by Apollo Management VII, L.P. and Apollo Commodities Management, L.P., with respect to Series I (the “Apollo Funds”) have historically held significant ownership interests in Talos Energy Inc. (the “Company”). During 2021, the Apollo Funds (i) decided to exit their investment in the Company and implemented a 10b5-1 plan to sell shares of the Company and (ii) required that the Company arrange several secondary offerings. As a result, the Apollo Funds sold over 16 million shares of the Company’s stock (which represented approximately 20% of all outstanding shares) (the “Apollo Sales”). Sales of this magnitude over a short period of time can create technical pressure on the stock price of a company, as was the case in this instance. Primarily as a result of the Apollo Sales, the Company did not achieve threshold performance with respect to the performance share units (the “PSUs”) granted in 2019 and those awards were forfeited for no consideration in early 2021. By early 2022 it was clear that the PSUs outstanding at that time (those initially granted in 2020 and 2021) would also likely fail to reach threshold performance. The Board of Directors of the Company (the “Board”) believed that the Apollo Sales created a technical issue that may have restrained the price of the Company’s stock irrespective of financial performance and materially altered the ability of the Company to achieve the threshold performance required for the outstanding PSUs to vest. As a result, the Board determined that this portion of the Company’s incentive program no longer provided appropriate incentives or retention for the Company’s management. Because the PSUs have historically represented such a large portion of the annual compensation for the Named Executive Officers, the Board felt the Company faced a high risk of losing key executive talent if action was not taken to address this loss of value that occurred largely for reasons outside the control of the management team.

On March 5, 2022, the Board made a one-time decision to cancel the outstanding PSUs granted in each of 2020 and 2021 currently held by the individuals identified as the Company’s Named Executive Officers in the proxy statement filed with respect to the 2021 annual meeting of stockholders and listed in the table below. In connection with this cancellation, the Board granted a number of restricted share units equal to the target number of PSUs granted to the Named Executive Officers in each of 2019, 2020, and 2021 (the “Retention RSUs”), since each of these awards was materially impacted by the Apollo Sales.

The Retention RSUs will vest ratably each year over two years, generally contingent upon continued employment through each such date. Each of the Named Executive Officers entered into a Performance Share Unit Cancellation and Release Agreement (the “Cancellation Agreement”) with the Company on March 8, 2022, whereby the Named Executive Officers consented to the cancellation of the PSUs granted to them in each of 2020 and 2021 (the PSUs still outstanding as of such date) in exchange for the grant of the Retention RSUs. The Cancellation Agreement includes a release of claims with respect to the cancelled PSUs. The table below specifies the number of PSUs cancelled and Retention RSUs granted with respect to each of the Named Executive Officers on March 5, 2022.

	PSU Awards Forfeited or Cancelled				Retention RSU Awards Granted
	2019	2020	2021	Total	Total
Robert D. Abendschein		45,628	60,515	106,143	106,143
Timothy S. Duncan	73,638	152,092	201,715	427,445	427,445
William S. Moss III	20,865	47,529	63,036	131,430	131,430
John A. Parker	22,092	49,430	65,558	137,080	137,080
Shannon E. Young III	21,755	58,936	78,165	158,856	158,856

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2022

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President, General Counsel and Secretary

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